Exhibit 21

SUBSIDIARIES OF FIRST M & F CORPORATION

Subsidiary	Juridiction	% Ownership	Owner
Merchants and Farmers Bank	Mississippi	100	First M & F Corporation
M & F Financial Services, Inc.	Mississippi	100	Merchants and Farmers Bank
First M & F Insurance Company, Inc.	Mississippi	100	Merchants and Farmers Bank
M & F Insurance Agency, Inc.	Mississippi	100	Merchants and Farmers Bank
M & F Insurance Group, Inc.	Mississippi	100	Merchants and Farmers Bank
Merchants and Farmers Bank
Securities Corporation	Mississippi	100	Merchants and Farmers Bank
Merchants Financial Services, LLC	Mississippi	51	Merchants and Farmers Bank